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                                                                      EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS


The Plan Committee
FINA Capital Accumulation Plan:

We consent to incorporation by reference in the Registration Statement
(No. 2-89230) on Form S-8 of FINA, Inc. of our report dated April 17, 1998, relating to the statements of net assets available for plan benefits of the FINA Capital Accumulation Plan as of December 31, 1997, and the related statement of changes in net assets available for plan benefits for the year then ended, and the related supplemental schedules, which report appears in the December 31, 1998 annual report on Form 11-K of the FINA Capital Accumulation Plan.

/s/ KPMG LLP

Dallas, Texas
June 28, 1999